EXHIBIT 11.1

           SUNRISE INTERANATIONAL LEASING CORPORATION AND SUBSIDIARIES

                         PER SHARE EARNINGS COMPUTATIONS

                                                  Three Months Ended                      Six Months Ended
                                                      September 30,                            September 30,
                                            ------------------------------------    ----------------------------------
                                                   1997               1996               1997                1996
                                            -----------------   ----------------    ---------------    ---------------
Primary Earnings Per Share:

   Weighted average number of
     common shares outstanding                     7,788,000         7,189,000            7,506,000          7,189,000
   Common stock equivalents from
     assumed exercise of options and
     warrants                                         68,000            33,000               80,000             13,000
                                            ----------------    --------------      ---------------    ---------------

       Total shares                                7,856,000         7,222,000            7,586,000          7,202,000
                                            ================    ==============      ===============    ===============

       Net income                           $        958,000    $      926,000      $     1,835,000    $     2,019,000
                                            ================    ==============      ===============    ===============

       Net income per common and
         common equivalent share            $           0.12    $         0.13      $         0.24     $          0.28
                                            ================    ==============      ==============     ===============


Fully Dilutive Earnings Per Share:

   Weighted average number of
     common shares outstanding                     7,788,000         7,189,000            7,506,000          7,189,000
   Common stock equivalents
     from assumed exercise of
     options and warrants                            68,000             33,000              80,000              13,000
                                            ---------------     --------------      --------------     ---------------

       Total shares                                7,856,000         7,222,000            7,586,000          7,202,000
                                            ================    ==============      ===============    ===============

       Net income                           $        958,000    $      926,000      $     1,835,000    $     2,019,000
                                            ================    ==============      ===============    ===============

       Net income per common
         and common equivalent share        $           0.12    $         0.13      $         0.24     $          0.28
                                            ================    ==============      ==============     ===============

Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.